Exhibit 99.01

Results of voting at the special meeting of shareholders of FNB Bancorp held on May 29, 2018

	Votes	Votes
	For	Against	Abstain

Proposal to approve the Agreement and Plan of Merger and Reorganization including the Merger by and between FNB Bancorp and TriCo Bancshares.	5,315,883	205,568	10,819

Proposal to approve, on an Advisory (Non-binding) basis, certain merger-related compensatory arrangements for the Company’s named executive officers in connection with the merger.	4,858,887	634,540	38,842

Proposal to approve one or more adjournments of the Company’s special meeting	5,163,437	310,409	58,424